Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter 2013 Results And Raises Full Year Guidance

Record quarterly revenue up 48 percent to $85.4 million

ITASCA, Ill., November 11, 2013 – Gogo Inc. (Nasdaq: GOGO), a leading provider of in-flight connectivity and a pioneer in wireless in-flight digital entertainment solutions, announced today its financial results for the quarter ended September 30, 2013.

Third Quarter Highlights

•	Total revenue increased to $85.4 million, up 48 percent from the comparable prior year period

•	Adjusted EBITDA increased to $2.0 million, up 251 percent from the comparable prior year period

•	Segment loss for Commercial Aviation – North America (CA-NA) decreased to $1.6 million, a 62 percent improvement from the comparable prior year period

•	Segment profit for Business Aviation (BA) increased to $14.6 million, up 70 percent from the comparable prior year period

•	Segment loss for Commercial Aviation – Rest of World (CA-ROW) increased to $11.0 million as we continued to invest in our international expansion

•	Aircraft online as of September 30, 2013 included:

•	2,011 CA-NA aircraft, up 24 percent from September 30, 2012, including 367 aircraft with our next generation air-to-ground technology (ATG-4)

•	1,847 BA air-to-ground (ATG) broadband aircraft, up 41 percent from September 30, 2012

•	CA-NA average monthly service revenue per aircraft online (ARPA) increased to $8,338, up 21 percent from the comparable prior year period

Recent Announcements

•	Signed first foreign-based carrier contract with Japan Airlines (JAL) to provide Gogo’s in-flight Internet service on JAL’s entire domestic mainline fleet of 77 aircraft

•	Announced Ground-To-Orbit (GTO), a new proprietary hybrid technology that blends satellite and ATG technologies. GTO is expected to increase peak speeds to an aircraft to 70 mbps and is targeted to launch in late summer of 2014

•	Signed a five-year contract extension with Virgin America that includes a commitment for technology upgrades and establishes Virgin America as our launch partner for GTO

•	Introduced Gogo Text & Talk for BA, a revolutionary new service that allows passengers to send and receive text messages, and to place and receive calls, using their own phone and their own number

“We had a great third quarter, evidenced by strong financial results and new technology and product announcements. This, combined with our recently announced partnership with Japan Airlines, further solidifies our leadership position in the global in-flight connectivity industry,” said Gogo’s President and CEO, Michael Small. “We believe that the unique combination of our industry leading scale, technological prowess, and track record of execution ideally positions Gogo for long-term growth in North America and internationally,” added Small.

Third Quarter Operating Results

Total revenue increased to $85.4 million, up 48% for the quarter ended September 30, 2013, compared with $57.8 million for the comparable prior year period. The growth in revenue was driven by a 52% increase in service revenue, primarily as a result of a 24% increase in aircraft online and a 21% increase in ARPA in CA-NA and a 41% increase in ATG broadband aircraft online and price increases in BA.

Operating expenses increased to $96.3 million for the quarter ended September 30, 2013 compared with $66.5 million for the comparable prior year period. We incurred higher cost of service expenses at CA-NA and BA as our third quarter service revenue increased 52% from the comparable prior year period, as well as higher general and administrative expenses, engineering, design and development expenses, and depreciation and amortization expenses needed to support our growing business. In addition, we incurred higher expenses at CA-ROW for the quarter ending September 30, 2013, primarily due to satellite transponder and teleport fees, expenses related to development and certification of our satellite connectivity systems, and higher regulatory expenses as we continued to expand internationally.

Adjusted EBITDA increased to $2.0 million for the quarter ended September 30, 2013 compared with $0.6 million for the comparable prior year period. The increase in Adjusted EBITDA was driven by a $6.0 million increase in BA segment profit and a $2.6 million decrease in CA-NA segment loss, partially offset by a $7.2 million increase in CA-ROW segment loss.

Net loss attributable to common stock decreased to $18.7 million for the quarter ended September 30, 2013 compared with a net loss attributable to common stock of $29.0 million for the comparable prior year period. The decrease in net loss attributable to common stock was due to a $16.0 million decrease in the preferred stock return and accretion expenses related to our convertible preferred stock and a $1.4 million increase in Adjusted EBITDA, partially offset by higher depreciation and amortization and interest expenses. Adjusted Net Loss increased to $18.7 million for the quarter ended September 30, 2013 compared with an Adjusted Net Loss of $13.0 million for the comparable prior year period.

Net loss attributable to common stock per share was $0.22 for the quarter ended September 30, 2013 compared with $4.27 for the comparable prior year period. If the number of shares outstanding after the IPO was used instead of the respective weighted averages, the Adjusted Net Loss Per Share would have been $0.22 for the quarter ended September 30, 2013 compared with $0.16 for the comparable prior year period.

Capital expenditures increased to $27.9 million for the quarter ended September 30, 2013 compared with $23.2 million for the comparable prior year period. The increase in capital expenditures was due to increased investments in our ATG network and capitalized software and, to a lesser extent, airborne equipment for CA-ROW. Cash capital expenditures, defined as capital expenditures net of airborne equipment proceeds received from the airlines, increased to $24.5 million for the third quarter compared with $20.7 million for the comparable prior year period.

Segment Information

CA-NA revenue increased to $50.6 million, up 53% for the quarter ended September 30, 2013 compared with $33.1 million for the comparable prior year period. The increase was primarily due to a 52% increase in CA-NA service revenue driven by a 21% increase in the connectivity take rate as a result of growing demand for connectivity, a 15% increase in gross passenger opportunity, or GPO, as a result of a higher number of aircraft online, and an 8% increase in average revenue per session, or ARPS, as a result of product mix changes and price increases. The increase in service revenue also drove increases in ARPA and average revenue per passenger, or ARPP, as shown in the supplemental tables below. CA-NA segment loss decreased to $1.6 million, down 62% for the quarter ended September 30, 2013 compared with a segment loss of $4.2 million for the comparable prior year period.

BA revenue increased to $34.8 million, up 42% for the quarter ended September 30, 2013 as compared with $24.5 million for the prior year period, due to a 51% increase in service revenue and a 37% increase in equipment revenue. The increase in service revenue was driven primarily by a 41% increase in ATG aircraft online and an increase in the average monthly service revenue per ATG and satellite aircraft online. BA service revenue also included $0.8 million of revenue related to services we provided to our Airfone customers. The increase in equipment revenue was due primarily to a 58% increase in the number of ATG units shipped as we hit a quarterly record of 260 systems shipped. BA segment profit increased to $14.6 million, up 70% for the quarter ended September 30, 2013 compared with $8.6 million for the comparable prior year period.

CA-ROW segment loss increased to $11.0 million for the quarter ended September 30, 2013 compared with a segment loss of $3.8 million for the comparable prior year period due to increased segment operating expenses. Our CA-ROW segment is in the start-up phase, as we initiated our international expansion efforts in 2012. We believe that the CA-ROW market presents a large growth opportunity for our business. We continued to make significant investments in the third quarter to help us capture global market share, including costs incurred to lease satellite capacity for our global satellite network, which will be available to serve Delta Air Lines, Japan Airlines and future airline partners flying international routes. We expect to start generating service revenue from Japan Airlines domestic aircraft and Delta Air Lines international aircraft in 2014.

Business Outlook

Given our strong year-to-date performance at CA-NA and BA, we expect to exceed previously issued guidance for 2013 and, therefore, are raising our full-year guidance as follows:

•	The high end of total revenue guidance is increased to $325 million, up from $315 million.

•	The high end of revenue guidance for CA-NA is increased to $198 million, up from $193 million

•	The high end of revenue guidance for BA is increased to $125 million, up from $120 million

•	CA-ROW revenue guidance is unchanged at $2 million

•	The high end of Adjusted EBITDA is increased to $10 million, up from zero as a result of the projected revenue increase and lower operating expenses as a result of certain program spending shifting to 2014

•	Cash CAPEX is expected to come in below $115 million, our low end of the guidance.

Conference Call

The third quarter conference call will be held on November 11th, 2013 at 8:30 a.m. ET. A live web cast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (855) 500-1988 (within the United States and Canada) or (832) 412-1830 (international dialers) and entering conference ID number 91070562. A replay of the call will be available approximately two hours after the call has ended and will be available until December 11th, 2013. To access the replay, dial (855) 859-2056 (within the United States and Canada) or (404) 537-3406 (international dialers) and enter the conference ID number 91070562.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss and Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners; any inability to timely and efficiently roll out our technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate growth in passenger demand; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited, or trial basis or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of recent events relating to American Airlines; a revocation of, or reduction in, our right to use licensed spectrum or grant of a license to use air-to-ground spectrum to a competitor; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuation in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees and key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the OFAC; and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission on June 24, 2013 relating to the Company’s Initial Public Offering.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the global leader of in-flight connectivity and wireless in-flight digital entertainment solutions. Using Gogo’s exclusive products and services, passengers with Wi-Fi enabled devices can get online on more than 2,000 Gogo equipped commercial aircraft. In-flight connectivity partners include American Airlines, Air Canada, AirTran Airways, Alaska Airlines, Delta Air Lines, Frontier Airlines, Japan Airlines, United Airlines, US Airways and Virgin America. In-flight entertainment partners include American Airlines, Delta Air Lines, Scoot and US Airways. In addition to its commercial airline business, Gogo provides its communications services to passengers on more than 6,500 business aircraft

Back on the ground, Gogo’s 600+ employees in Itasca, IL, Broomfield, CO and London are working to continually redefine flying as a productive, socially connected, and all-around more satisfying experience. Connect with Gogo at www.gogoair.com, on Facebook at www.facebook.com/gogo and on Twitter at www.twitter.com/gogo.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenue:
Service revenue	$63,790	$41,934	$180,725	$118,598
Equipment revenue	21,589	15,906	54,845	51,394

Total revenue	85,379	57,840	235,570	169,992
Operating expenses:
Cost of service revenue (exclusive of items shown below)	35,191	21,075	92,296	58,140
Cost of equipment revenue (exclusive of items shown below)	9,614	8,258	25,391	23,016
Engineering, design and development	11,322	9,129	35,940	24,441
Sales and marketing	7,608	6,848	21,298	19,588
General and administrative	18,878	11,896	49,687	35,929
Depreciation and amortization	13,664	9,266	41,218	26,693

Total operating expenses	96,277	66,472	265,830	187,807

Operating loss	(10,898)	(8,632)	(30,260)	(17,815)

Other (income) expense:
Interest income	(14)	(37)	(47)	(62)
Interest expense	7,490	4,206	21,780	4,805
Fair value derivative adjustment	—	—	36,305	(9,640)
Other income	(2)	21	(2)	21

Total other (income) expense	7,474	4,190	58,036	(4,876)

Loss before incomes taxes	(18,372)	(12,822)	(88,296)	(12,939)
Income tax provision	346	222	888	671

Net loss	(18,718)	(13,044)	(89,184)	(13,610)
Class A and Class B senior convertible preferred stock return	—	(13,328)	(29,277)	(38,233)
Accretion of preferred stock	—	(2,638)	(5,285)	(7,836)

Net loss attributable to common stock	$(18,718)	$(29,010)	$(123,746)	$(59,679)

Net loss attributable to common stock per share—basic and diluted	$(0.22)	$(4.27)	$(3.48)	$(8.78)

Weighted average number of shares—basic and diluted	84,097	6,798	35,521	6,798

Gogo Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$284,691	$112,576
Restricted cash	145	214
Accounts receivable, net of allowances of $120 and $1,139, respectively	27,380	24,253
Inventories	14,888	12,149
Prepaid expenses and other current assets	10,753	6,153

Total current assets	337,857	155,345

Non-current assets:
Property and equipment, net	251,010	197,674
Intangible assets, net	68,652	58,147
Goodwill	4,319	620
Long-term restricted cash	1,390	640
Debt issuance costs	13,808	8,826
Other non-current assets	12,068	10,863

Total non-current assets	351,247	276,770

Total assets	$689,104	$432,115

Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$15,210	$16,691
Accrued liabilities	49,888	45,952
Deferred revenue	12,043	6,663
Deferred airborne lease incentives	8,374	5,917
Current portion of long-term debt and capital leases	7,608	4,091

Total current liabilities	93,123	79,314

Non-current liabilities:
Deferred airborne lease incentives	51,134	40,043
Deferred rent	3,975	4,020
Deferred tax liabilities	5,602	4,949
Long-term debt	237,303	131,450
Asset retirement obligations	4,672	2,637
Other non-current liabilities	3,914	1,101

Total non-current liabilities	306,600	184,200

Total liabilities	399,723	263,514

Commitments and contingencies
Redeemable preferred stock
Class A senior convertible preferred stock	—	174,199
Class B senior convertible preferred stock	—	285,035
Junior convertible preferred stock	—	155,144

Total preferred stock	—	614,378

Stockholders’ equity (deficit)
Common stock	8	—
Additional paid-in-capital	868,147	9,110
Accumulated other comprehensive loss	(161)	(20)
Accumulated deficit	(578,613)	(454,867)

Total stockholders’ equity (deficit)	289,381	(445,777)

Total liabilities and stockholders’ equity (deficit)	$689,104	$432,115

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months
	Ended September 30,
	2013	2012
Operating activities:
Net loss	$(89,184)	$(13,610)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	41,218	26,693
Fair value derivative adjustment	36,305	(9,640)
Loss on asset disposals/abandonments	79	1,121
Deferred income taxes	653	602
Stock compensation expense	3,168	2,586
Amortization of deferred financing costs	1,993	411
Changes in operating assets and liabilities:
Accounts receivable	(2,705)	1,748
Inventories	(2,739)	472
Prepaid expenses and other current assets	(2,867)	6
Canadian ATG license payments	95	(3,276)
Deposits on satellite services	(4,774)	—
Other non-current assets	326	(145)
Accounts payable	(1,670)	1,048
Accrued liabilities	9,032	5,256
Deferred airborne lease incentives	8,118	6,011
Deferred revenue	5,380	3,492
Deferred rent	(48)	490
Other non-current liabilities	192	380

Net cash provided by operating activities	2,572	23,645

Investing activities:
Proceeds from the sale of property and equipment	220	609
Purchases of property and equipment	(82,981)	(45,458)
Acquisition of intangible assets—capitalized software	(11,034)	(9,011)
Acquisition of Airfone, includes $1.0 million in restricted cash at September 30, 2013	(9,344)	—
(Increase) decrease in investing restricted cash	323	(150)

Net cash used in investing activities	(102,816)	(54,010)

Financing activities:
Proceeds from initial public offering, net of underwriter commissions	173,910	—
Proceeds from credit facility	113,000	135,000
Payment of debt, including capital leases	(4,479)	(1,324)
Payment of additional offering costs	(3,660)	(3,238)
Payment of debt issuance costs	(6,975)	(9,630)
Other	580	—

Net cash provided by financing activities	272,376	120,808

Effect of exchange rate changes on cash	(17)	30
Increase in cash and cash equivalents	172,115	90,473
Cash and cash equivalents at beginning of period	112,576	42,591

Cash and cash equivalents at end of period	$284,691	$133,064

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Aircraft online	2,011	1,620	2,011	1,620
Average monthly service revenue per aircraft online (ARPA)	$8,338	$6,867	$8,168	$6,823
Gross passenger opportunity (GPO) (in thousands)	78,980	68,756	221,190	188,923
Total average revenue per passenger opportunity (ARPP)	$0.63	$0.48	$0.64	$0.50
Total average revenue per session (ARPS)	$10.63	$9.87	$10.45	$9.41
Connectivity take rate	5.8%	4.8%	5.9%	5.2%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the estimated aggregate number of passengers who board commercial aircraft on which Gogo service has been made available for the period presented. We calculate passenger estimates by taking the maximum capacity of flights with Gogo service, which is calculated by multiplying the number of flights flown by Gogo-equipped aircraft, as published by Air Radio Inc. (ARINC), by the number of seats on those aircraft, and adjusting the product by a passenger load factor for each airline, which represents the percentage of seats on aircraft that are occupied by passengers. Load factors are provided to us by our airline partners and are based on historical data.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, Gogo Signature Services and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3% of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Aircraft online (1)
Satellite	5,127	4,977	5,127	4,977
ATG	1,847	1,309	1,847	1,309
Average monthly service revenue per aircraft online (1)
Satellite	$154	$130	$153	$134
ATG	1,958	1,884	1,923	1,844
Units Shipped
Satellite	172	167	492	546
ATG	260	165	632	528
Average equipment revenue per unit shipped (in thousands)
Satellite	$43	$43	$40	$42
ATG	52	50	52	51

(1)	Aircraft online and average monthly service revenue per aircraft online exclude the aircraft acquired from Airfone and the related revenue for the three and nine month periods ended September 30, 2013, as we intend to wind down the Airfone business by the end of 2013.

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft on which we have satellite equipment in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft on which we have ATG network equipment in operation as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit

(in thousands, Unaudited)

	For the Three Months Ended
	September 30, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$50,044	$51	$13,695	$63,790
Equipment revenue	515	—	21,074	21,589

Total revenue	$50,559	$51	$34,769	$85,379

Segment profit (loss)	$(1,594)	$(11,004)	$14,641	$2,043

	For the Three Months Ended September 30, 2012
	CA-NA	CA-ROW	BA	Total
Service revenue	$32,843	$—	$9,091	$41,934
Equipment revenue	295	190	15,421	15,906

Total revenue	$33,138	$190	$24,512	$57,840

Segment profit (loss)	$(4,182)	$(3,831)	$8,617	$604

	For the Nine Months Ended
	September 30, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$142,196	$1,320	$37,209	$180,725
Equipment revenue	1,500	168	53,177	54,845

Total revenue	$143,696	$1,488	$90,386	$235,570

Segment profit (loss)	$690	$(26,596)	$34,588	$8,682

	For the Nine Months Ended September 30, 2012
	CA-NA	CA-ROW	BA	Total
Service revenue	$94,152	$—	$24,446	$118,598
Equipment revenue	1,134	670	49,590	51,394

Total revenue	$95,286	$670	$74,036	$169,992

Segment profit (loss)	$(9,095)	$(9,429)	$27,361	$8,837

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue

(in thousands, Unaudited)

	For the Three Months
	Ended September 30,
	2013	2012
CA-NA	$25,689	$19,067
BA	3,931	1,854
CA-ROW	5,571	154

Total	$35,191	$21,075

	For the Nine Months Ended September 30,
	2013	2012
CA-NA	$72,021	$52,254
BA	10,436	5,465
CA-ROW	9,839	421

Total	$92,296	$58,140

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue

(in thousands, Unaudited)

	For the Three Months
	Ended September 30,
	2013	2012
CA-NA	$536	$180
BA	9,078	7,918
CA-ROW	—	160

Total	$9,614	$8,258

	For the Nine Months Ended September 30,
	2013	2012
CA-NA	$922	$661
BA	24,376	21,999
CA-ROW	93	356

Total	$25,391	$23,016

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(18,718)	$(29,010)	$(123,746)	$(59,679)
Interest expense	7,490	4,206	21,780	4,805
Interest income	(14)	(37)	(47)	(62)
Income tax provision	346	222	888	671
Depreciation and amortization	13,664	9,266	41,218	26,693

EBITDA	2,768	(15,353)	(59,907)	(27,572)
Fair value derivative adjustments	—	—	36,305	(9,640)
Class A and Class B senior convertible preferred stock return	—	13,328	29,277	38,233
Accretion of preferred stock	—	2,638	5,285	7,836
Stock-based compensation expense	1,385	891	3,168	2,586
Amortization of deferred airborne lease incentives	(2,108)	(921)	(5,444)	(2,627)

Adjusted EBITDA	$2,045	$583	$8,684	$8,816

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss attributable to common stock (GAAP)	$(18,718)	$(29,010)	$(123,746)	$(59,679)
Fair value derivate adjustments	—	—	36,305	(9,640)
Class A and Class B senior convertible preferred stock return	—	13,328	29,277	38,233
Accretion of preferred stock	—	2,638	5,285	7,836

Adjusted Net Loss	$(18,718)	$(13,044)	$(52,879)	$(23,250)

Basic and diluted weighted average shares outstanding (GAAP)	84,097	6,798	35,521	6,798
Adjustment of shares to our current capital structure	—	77,299	48,576	77,299

Adjusted shares outstanding	84,097	84,097	84,097	84,097

Adjusted Net Loss Per Share – basic and diluted	$(0.22)	$(0.16)	$(0.63)	$(0.28)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(27,906)	$(23,247)	$(94,015)	$(54,469)
Change in deferred airborne lease incentives (1)	1,323	1,671	8,118	6,011
Amortization of deferred airborne lease incentives	2,108	921	5,444	2,627

Cash CAPEX	$(24,475)	$(20,655)	$(80,453)	$(45,831)

(1)	See unaudited condensed consolidated statements of cash flows.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) fair value derivative adjustments, (ii) preferred stock dividends, (iii) accretion of preferred stock, (iv) stock-based compensation expense, (v) amortization of deferred airborne lease incentives and (vi) write off of deferred equity financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

More specifically, we believe the exclusion of fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock from Adjusted EBITDA is appropriate because we do not believe such items are indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock upon consummation of our IPO in June 2013.

Additionally, we believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate, the expected life of the options and future dividends to be paid by the Company. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner (for a description of segment profit (loss), see Note 16 “Business Segments and Major Customers” of the third quarter 10-Q as filed with the SEC), excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America” for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude write off of deferred equity financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss represents net loss attributable to common stock before fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock. We present Adjusted Net Loss to eliminate the impact of such items because we do not consider those indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock in connection with our IPO in June 2013.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of September 30, 2013 under our current capital structure, after giving effect to the initial public offering and the corresponding conversion of shares of preferred stock outstanding. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding following our IPO on a consistent basis.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for airborne equipment, thereby reducing our cash capital requirements.